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                                   Exhibit 99



Contact:   Barry S. Kaplan                    Brent R. Earlewine
           Barry Kaplan Associates            Nocopi Technologies, Inc.
           email:  smallkap@aol.com           (610) 834-9600, ext. 17
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                              FOR IMMEDIATE RELEASE

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            Nocopi Technologies, Inc. Enters Gaming Industry Through
                               Exclusive Contract


         West Conshohocken, Pa. October 30, 2001 - PRNewswire. Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), a well-known company in the business of developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies including invisible inks and reactive thread, is pleased to announce the signing of an exclusive agreement for the use of one of it's core technologies in the gaming Industry.

         Nocopi Technologies, Inc. has finalized an exclusive contract with a company that provides document and product anti-counterfeiting security to the gaming industry. This contract provides for a minimum annual license fee, and additional license fees for every sale completed by the partner in excess of the minimum.

         "Nocopi Technologies is excited by the expansion into a new vertical market for our company," said Brent Earlewine, VP of Worldwide Sales for NoCopi. "This agreement should provide significant growth opportunities for our patent protected covert ink technologies," he added.

Nocopi Technologies, Inc. was founded in 1984 and is based in West Conshohocken, Pennsylvania. The Company is engaged in the business of developing solutions against counterfeiting and product diversion, and for document security and authentication via patented technologies including invisible ink and reactive thread.

FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 and in the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, in each case, under the caption "Risk Factors"). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.